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                                EXHIBIT 23
                  WELLS FARGO & COMPANY AND SUBSIDIARIES
                    CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors of
Wells Fargo & Company

     We consent to the incorporation by reference in the Annual Report on Form 10-K for the year ended December 31, 1994 and in the Prospectuses constituting part of the following Registration Statements of Wells Fargo & Company of our report dated January 17, 1995 relating to the consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994.



   Registration
Statement Number     Form            Description
- ----------------     -----           -----------

33-34969              S-8    Employee Stock Purchase Plan

33-7274, 33-40781     S-8    Equity Incentive Plans

33-26052, 33-41731    S-8    Director Option Plans

2-93338               S-8    Tax Advantage Plan and Tax Advantage Plan
                             Sales by Wells Fargo Bank

33-54441              S-8    Long-Term Incentive Plan

2-88534, 33-47434     S-3    Dividend Reinvestment and Common Stock
                             Purchase and Share Custody Plan

33-51227              S-3    Shelf registrations of senior or subordinated
                             debt securities or preferred stock


                              KPMG PEAT MARWICK LLP


San Francisco, California
March 21, 1995